Exhibit 99.1

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. added to membership of

US small-cap Russell 2000® Index

Dunmore, PA., July 2, 2020 (GLOBE NEWSWIRE) – FNCB Bancorp, Inc. (Nasdaq: FNCB) (“FNCB” or the “Company”), announced today that the Company continued its membership in the Russell index by being included in the US small-cap Russell 2000® Index, effective June 29, 2020 as part of the 2020 Russell indexes reconstitution. Membership in the Russell 2000® Index, which remains in place for one year, is based on membership in the broad-market Russell 3000® Index. FNCB first joined the Russell 3000® Index on July 1, 2019. The stock also was automatically added to the appropriate growth and value indexes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 2000® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

“One year after joining the Russell 3000® Index, we are very pleased our continued growth and strong financial performance was recognized by inclusion in the Russell 2000® index,” said Gerard A. Champi, President and Chief Executive Officer. “It’s another step towards our commitment to generating long-term shareholder value as well as raising our profile in the investment community.”

About FNCB Bancorp, Inc.

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for 110 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 17 branch offices located in Lackawanna, Luzerne and Wayne Counties and a limited purpose office in Lehigh County, and remains dedicated to making our customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

About FTSE Russell:

FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on index innovation and customer partnership applying the highest industry standards and embracing the IOSCO Principles. FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com

INVESTOR CONTACT:
James M. Bone, Jr., CPA
Executive Vice President and Chief Financial Officer
FNCB Bank
(570) 348-6419
                                           james.bone@fncb.com

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in its reports to shareholders, and in other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in our markets; the effects of, and changes in trade, monetary, fiscal and tax policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services; the ability of FNCB to compete with other institutions for business, including for deposit and loan growth: the composition and concentrations of FNCB’s lending risk and the adequacy of FNCB’s reserves to manage those risks; the valuation of FNCB’s investment securities; the ability of FNCB to pay dividends or repurchase common shares; the ability of FNCB to retain key personnel; the impact of any pending or threatened litigation against FNCB; the marketability of shares of FNCB stock and fluctuations in the value of FNCB’s share price; the effectiveness of FNCB’s system of internal controls; the ability of FNCB to attract additional capital investment; the outbreak of a highly infectious or contagious disease, such as COVID-19; the impact of changes in financial services’ laws and regulations (including laws concerning capital adequacy, taxes, banking, securities and insurance); the ability of FNCB to identify future acquisition targets, complete acquisitions and integrate new teams into FNCB’s operations; the impact of technological changes and security risks upon our information technology systems; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this report.

Readers should carefully review the risk factors described in the Annual Report and other documents that FNCB periodically files with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2019.

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